Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in the Registration Statements Form S-3 No. 333-133223 and Form S-3 No. 333-133225 of Merrill Lynch Life Insurance Company of our report dated March 25, 2009, with respect to the financial statements of Merrill Lynch Life Insurance Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Des Moines, Iowa
March 25, 2009